Exhibit 99.1

GTx and the University of Tennessee Research Foundation Enter Into Exclusive License Agreement to Develop UTRF’s SARD Drug Technology

— SARD technology may potentially degrade and inhibit all forms of androgen receptor, including those resistant to current therapies

— GTx to provide quarterly corporate update and financial results on conference call on May 8, 2015 —

MEMPHIS, Tenn., April 23, 2015 — GTx, Inc. (NASDAQ: GTXI) today announced that it has entered into an exclusive worldwide license agreement with the University of Tennessee Research Foundation (UTRF) to develop its proprietary selective androgen receptor degrader (SARD) technology which potentially can degrade and inhibit all forms of androgen receptor (AR), including those resistant to current therapies, in patients with progressive castration-resistant prostate cancer (CRPC).

“While current therapies continue to have a clinically significant role in the treatment of castration-resistant prostate cancer, progressive disease and resistance to these agents will eventually develop in most patients,” said Dr. Robert J. Wills, Executive Chairman of GTx. “The lack of activity of these agents in approximately one-third of patients makes the SARD technology we have licensed from UTRF very attractive due to the potential to develop compounds that not only degrade AR but also the splice variant mutations, thereby providing a potential novel therapy for the thousands of men who suffer from castration-resistant prostate cancer.”

The Company will host a conference call and webcast on Friday, May 8, at 9:00 a.m. Eastern Time, to provide a corporate update on the Company’s preclinical and clinical development initiatives, including a discussion of its near term plans for the licensed SARD technology, and its first quarter 2015 financial results. The call and webcast will follow the release of the financial results earlier that day.

First Quarter Conference Call and Webcast

To listen to the conference call, please dial 877-930-8288 from the United States or Canada or 253-336-8703 from other international locations. The access code for the call is 25497458. A playback of the call will be available for seven days after the conference call and may be accessed by dialing 855-859-2056 from the United States or Canada or 404-537-3406 from other international locations and referencing reservation number 25497458. Additionally, you may access the live and subsequently archived webcast of the conference call from the Investor Relations section of the Company’s website at http://www.gtxinc.com.

About Castration-Resistant Prostate Cancer Therapy

Androgen deprivation therapy (ADT) is generally the initial treatment for men with metastatic prostate cancer. Despite initial response, nearly all men eventually develop progressive disease following ADT; this is referred to as castration-resistant prostate cancer (CRPC). The development of various agents for CRPC, such as androgen synthesis inhibitors and androgen receptor antagonists, has improved overall survival in these patients. However, progressive disease and resistance to these agents eventually develops in most cases. The mechanisms for resistance are not fully understood, but it is believed that CRPC growth is highly dependent on androgen receptor (AR) activity. Approximately one-third of CRPC patients develop resistance to currently available treatments, due in part to the emergence of mutations of the AR in late stage disease. These mutations contain a splice variant sequence where the main binding site, the ligand binding domain, necessary for the action of current therapies is lost. A therapeutic agent that would safely degrade or inhibit all forms of the AR, including those without the ligand binding domain, may be uniquely positioned to address these splice variant mutations in certain patients.

About GTx

GTx, Inc., headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development, and commercialization of small molecules for the treatment of cancer, including treatments for breast and prostate cancer, and other serious medical conditions.

Forward-Looking Information is Subject to Risk and Uncertainty

This press release contains forward-looking statements based upon GTx’s current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, statements relating to the potential therapeutic applications for the licensed SARD technology and its potential benefits, and GTx’s near term plans for the licensed SARD technology. GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks (i) that GTx’s evaluation of the licensed SARD technology is at a very early stage, and it is possible that GTx may determine not to move forward with any meaningful preclinical or other development of the licensed SARD technology, (ii) that GTx’s near term plans for the licensed SARD technology may be suspended or terminated; (iii) that any meaningful preclinical or other development by GTx of the licensed SARD technology will require GTx to obtain additional funding; (iv) that no clinical product candidates from the licensed SARD technology have been developed to date, and GTx may not be successful in developing a clinical SARD product candidate to advance into human clinical studies or the clinical product candidate may fail such clinical studies; (v) that GTx may fail to satisfy the requirements in its agreement with UTRF to maintain GTx’s license to the licensed SARD technology; and (vi) as a result of the foregoing risks and uncertainties, GTx may fail to realize the anticipated benefits of its licensing of the SARD technology. GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx’s annual report on Form 10-K for the period ending December 31, 2014, filed March 16, 2015, contains under the heading, “Risk Factors”, a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

GTx Contacts

Lauren Crosby (Investors)	Denise Powell (Media)
GTx, Inc.	Red House Consulting
901.271.8622	510.703.9491
lcrosby@gtxinc.com	denise@redhousecomms.com

Source: GTx, Inc.